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                                                                     Exhibit 4.1


                        [BIOMUNE CORPORATION LETTERHEAD]

                                  June 13, 2001


Mr. Michael Acton
858 Green Oaks Drive
Murray, UT 84123

Dear Mr. Acton:

    This letter sets forth the terms whereby Biomune Systems, Inc., a Nevada corporation ("Biomune"), agrees to retain Michael Acton to act as consultant and advisor to Biomune in the area of financing and management. In exchange for your services, Biomune shall deliver to you 114,000 shares of Common Stock of Biomune, par value $0.0001 per share, (the "Shares"), which will be duly authorized, legally and validly issued and outstanding, fully paid, non-assessable and registered pursuant to the Securities Act of 1933, as amended. The Shares will be issued to you upon an effective registration statement.

    In exchange for the Shares, you shall provide to Biomune management analysis on a variety of financing activities, along with any other activities or services required by Biomune.

    If the foregoing is in accordance with your understanding of our agreement, please sign where indicated below and deliver a copy of this letter as provided for herein, whereupon this letter shall represent a binding agreement between us.


                                                  Very truly yours,

                                                  BIOMUNE SYSTEMS, INC.


                                                  By:
                                                     ---------------------------
                                                     Name: Larry Koskan
                                                     Title: President and CEO


Accepted and agreed to
as of the date first
above written:

---------------------------------
Michael Acton